Exhibit 10.43

Press Release - June 2005

INVISA RETURNS TO NORMAL OPERATIONS

Sales Continue to Grow

Sarasota, FL, June 23, 2005 - Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company, announced today that it has returned to normal operations following the previously reported cash shortage. While the cash shortage presented unique challenges, sales continued to grow on an uninterrupted basis throughout the duration of the cash shortage.

With the company's return to normal operations, it is conducting all essential aspects of its business, including customer and technical support, sales, assembling and delivering product, collecting accounts receivable, and development of new products. The company's essential employees, including the chief operations officer, Carl Parks, and chief technology officer, Robert Ferguson, are full time. With the current cash shortage resolved, the company is in discussions with alternative sources to provide additional funding to support operations and implement the company's longer term business objectives.

The company reported the cash shortage on April 18, 2005, and provided more detail on June 1, 2005, and in the company's 10-QSB for the quarter ended March 31, 2005. As reported, the cash shortage was experienced when prior management did not timely arrange required financing and the employment of all employees was terminated. To eliminate the reported cash shortage, on June 21, 2005, the company arranged funding consisting of an equity investment and an expansion of an existing debt facility.

According to Steve Michael, acting president, "We believe that 2005 will be a banner year for Invisa. We have solidified a cost -effective and productive management approach. Overhead is down and our sales are up. We believe that it is an indication of the strength of our products and technology that Invisa's unit sales and revenue actually grew during this challenging period of cash shortage."

About Invisa: Invisa delivers versatile, reliable, compact next-generation presence sensing solutions targeted to the global electronic life safety and security markets. InvisaShield™, a robust and advanced implementation of capacitive sensing technology, is highly resistant to known methods of circumvention. It does not employ infrared, laser, ultrasound or microwave radiation.

The company's SmartGate® safety systems incorporate InvisaShield capacitive-sensing technology to generate an invisible protective field around or preceding the leading edge of powered gates, garage doors, sliding gates & doors and other powered closures. A video showing SmartGate in action can be viewed at www.invisa.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward looking statements using words such as "anticipates," implied by such statements. Factors, which may cause such differences, include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward looking statements.

For information on SmartGate products or the InvisaShield technology, please visit www.invisa.com or call 941-355-9361